                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                        Registration Statement No. 333-108839-02

From: [personal identifying information redacted]
Sent: Friday, December 09, 2005 3:42 PM
To: undisclosed-recipients
Subject: ** New Issue Information BSCMS 2005-PWR10 Cusips**

Class    Cusip
A1    07387BDX8
A2    07387BDY6
A3    07387BDZ3
AAB   07387BEA7
A4    07387BEB5
AM    07387BED1
AJ    07387BEE9
B     07387BEF6
C     07387BEG4
D     07387BEH2
E     07387BEJ8
F     07387BEK5
G     07387BEN9
H     07387BEP4
J     07387BEQ2
K     07387BER0
X1    07387BEL3
X2    07387BEM1

STATEMENT REGARDING FREE WRITING PROSPECTUS The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the
SEC Web site at www.sec.gov [http://www.sec.gov]. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.
This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.
The Information in this free writing prospectus is preliminary and is subject to completion or change. The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase. This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

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(1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER),
(2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND
MAY NOT BE UPDATED OR
(3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL

ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS,
DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF
THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.